AMENDMENT

TO

MUTUAL FUND CUSTODY AND SERVICES AGREEMENT

THIS AMENDMENT (the “Amendment”), dated March 11, 2014, is effective as of January 1, 2014 by and between LINCOLN VARIABLE INSURANCE PRODUCTS TRUST (the “Fund”), on behalf of its Series, and THE BANK OF NEW YORK MELLON (formerly Mellon Bank, N.A.) (the “Custodian”).

BACKGROUND:

A.	The Fund and the Custodian are parties to a Mutual Fund Custody and Services Agreement dated as of August 31, 2007, as amended (the “Agreement”). This Amendment is an amendment to the Agreement.

B.	The Fund and the Custodian desire to extend the Agreement, revise the fees payable pursuant to the Agreement and make such other changes as set forth in this Amendment.

C.	The Fund and the Custodian desire to amend the Agreement with respect to the foregoing.

D.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

In exchange for good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree that:

1.	All references in the Agreement to “Mellon Bank, N.A.” and “Mellon” are hereby replaced with “The Bank of New York Mellon” and “BNY Mellon”, respectively.

2.	The first sentence of Section 1.a of Article IV of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Fund agrees to pay Custodian such compensation as is mutually agreed to in writing by the Fund and Custodian from time to time.”

3.	The first sentence of Section 7.a. is hereby deleted in its entirety and replaced with the following:

“The term of this Agreement shall begin on the date hereof (the “Effective Date”) and continue until December 31, 2018 (the “Initial Term”).”

4.	The following sub-paragraph of Section 7.b. is hereby added as sub-paragraph (4) and all subsequent sub-paragraphs shall be renumbered as applicable:

“(4) For Convenience: This Agreement may be terminated by the Fund at any time for any reason on or before December 31, 2017 by providing at least 12 months’ prior written notice. For the removal of doubt, this means that December 31, 2016 is the latest date on which such notice may be given. Such termination shall not be deemed “for cause”.”

5.	Appendix E to the Agreement is hereby deleted in its entirety.

6.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the subject matter of this Amendment.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of its Portfolios

By:	/s/ William P. Flory, Jr.
Name:	William P. Flory, Jr.
Title:	Vice President & Chief Accounting Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Candice L. Walker
Name:	Candice L. Walker
Title:	Vice President